Axos Financial, Inc. Announces Record Net Income of $183.4 million for Fiscal 2020
Earnings Per Share for the Fourth Quarter of Fiscal 2020 up 13.6% Year-over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – July 29, 2020 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the fourth fiscal quarter and full fiscal year ended June 30, 2020. Net income for the quarter was $45.3 million, an increase of 11.5% over net income of $40.6 million for the quarter ended June 30, 2019. Earnings attributable to Axos’ common stockholders were $45.2 million or $0.75 per diluted share for the fourth quarter of fiscal 2020, an increase of 11.5% from $40.6 million or $0.66 per diluted share for the fourth quarter ended June 30, 2019.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses, non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 11.6% to $47.1 million and 14.7% to $0.78, respectively, for the quarter ended June 30, 2020 compared to $42.2 million and $0.68, respectively, for the quarter ended June 30, 2019.

Fourth Quarter Fiscal 2020 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2020	2019	% Change
Net interest income	$117,272	$100,437	16.8%
Non-interest income	$28,702	$23,224	23.6%
Net income	$45,300	$40,634	11.5%
Adjusted Earnings (Non-GAAP)[1]	$47,052	$42,158	11.6%
Net income attributable to common stockholders	$45,223	$40,557	11.5%
Diluted EPS	$0.75	$0.66	13.6%
Adjusted EPS (Non-GAAP)[1]	$0.78	$0.68	14.7%

1. See “Use of Non-GAAP Financial Measures”
For the fiscal year ended June 30, 2020, net income was a record $183.4 million, an increase of 18.2% over net income of $155.1 million for the twelve months ended June 30, 2019. Earnings attributable to Axos’ common stockholders were $183.1 million or $2.98 per diluted share for the twelve months ended June 30, 2020, an increase of 18.3% from $154.8 million or $2.48 per diluted share for the twelve months ended June 30, 2019. Record earnings for the fiscal year ended June 30, 2020 were primarily the result of growth in the Bank’s loan and lease portfolio, growth in mortgage banking income and a full year’s activity in broker-dealer fee income. Operating expenses increased to support growth of the bank due to higher levels of loan originations and deposit activities.

“We delivered another strong quarter, with double digit percentage increases in net interest income and non-interest income and disciplined expense controls resulting in a 22.8% increase in our pretax income,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “We continue to grow our deposit balances while reducing our funding costs, as reflected in the $2.2 billion sequential increase in our checking and savings balances and 52 basis point decline in our interest-bearing liabilities costs. The reduction in funding costs helped drive our net interest margin higher to 3.89% compared to 3.81% in fourth quarter of 2019.”

“Excluding the H&R Block seasonal loan products, our annualized net charge-offs to total loans and leases were 5 basis points for the fourth fiscal quarter of fiscal 2020” said Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. We ended the quarter with approximately $75.8 million of loan loss reserves, representing 71 basis points of total loans and leases. We remain well-capitalized, with a Tier 1 leverage ratio of 9.25% at the bank and 8.97% at the holding company on June 30, 2020.”

Other Highlights:

•	Net interest margin was 3.89%, up 8 basis points from 3.81% for the three months ended June 30, 2019

•	Efficiency ratio for the Banking Business Segment was 41.02% compared to 43.21% for the three months ended June 30, 2019

•	Total assets reached $13.9 billion, up $2.6 billion or 23.5% compared to June 30, 2019

•	Loan and lease portfolio grew by $1,249.2 million or 13.3% compared to June 30, 2019

•
Loan and lease originations for investment for the three months ended June 30, 2020 were $1,317.8 million compared to $1,501.4 million for the quarter ended June 30, 2019, including approximately $167.2 million of Paycheck Protection Program (“PPP”) loans

•	Loan originations for sale were up 16.4% for the three months ended June 30, 2020, to $315.3 million compared to $270.9 million for the quarter ended June 30, 2019

•	Deposits grew by $2,353.5 million or 26.2% compared to June 30, 2019

•	Strong mortgage banking results contributed to non-interest income increasing 23.6% compared to the three months ended June 30, 2019

•	Return on average common stockholders’ equity was 14.71% for the three months ended June 30, 2020

•	Total non-performing assets were 0.68% of total assets and non-performing loans and leases equal to 0.82% of total loans at June 30, 2020

•	Book value increased to $20.56 per share, up 17.7% compared to June 30, 2019
Fourth Quarter Fiscal 2020 Income Statement Summary
During the quarter ended June 30, 2020, Axos earned $45.3 million or $0.75 per diluted share compared to $40.6 million, or $0.66 per diluted share for the quarter ended June 30, 2019. Net interest income increased $16.8 million or 16.8% for the quarter ended June 30, 2020 compared to June 30, 2019, primarily due to the lower cost of deposits and borrowing resulting from interest rate reductions and increase in non-interest-bearing liabilities.
The loan and lease loss provision was $6.5 million for the quarter ended June 30, 2020 compared to $2.8 million for the quarter ended June 30, 2019. The increase was primarily due to additional provisions for changes in economic and business conditions resulting from the COVID-19 pandemic, overall loan portfolio growth, and changes in the loan mix.
For the fourth quarter ended June 30, 2020, non-interest income was $28.7 million compared to $23.2 million for the three months ended June 30, 2019. The increase year over year was primarily the result of an increase in mortgage banking fee income of $10.4 million partially offset by a decrease in banking service fees of $2.4 million and a decrease in broker-dealer fee income of $1.0 million.
Non-interest expense or operating costs increased $6.0 million to $71.5 million for the quarter ended June 30, 2020 from $65.5 million for the three months ended June 30, 2019. The increase was mainly a result of an increase in compensation expense of $3.5 million related to staffing added since June 30, 2019 to support growth of the Bank’s operations. Additional contributors to the increase in operating expenses were an increase in depreciation and amortization of $1.9 million, primarily due to the amortization of intangibles, an increase in data processing of $1.5 million, due to software initiatives and enhancements to the Bank’s core processing system, and an increase of $0.4 million in broker-dealer clearing charges.
Our effective tax rate was 33.31% for the three months ended June 30, 2020 compared to 26.55% for the three months ended June 30, 2019. The increase in the tax rate for the three months ended June 30, 2020, is primarily due to a write off of a deferred tax asset for stock compensation that isn’t expected to be realized in the future, which resulted in $2.0 million of additional expense for the three months ended June 30, 2020.

Full Year Fiscal 2020 Highlights

•	Net income reached a record $183.4 million, an increase of 18.2% compared to the fiscal year ended June 30, 2019

•	Loan and lease originations for investment for the fiscal year ended June 30, 2020 were $6,811.2 million, down 1.0% compared to the fiscal year ended June 30, 2019

•	Loan originations for sale for the fiscal year ended June 30, 2020 were $1,601.6 million, up 8.8% compared to the fiscal year ended June 30, 2019

•	Net interest margin for the Banking Business increased to 4.19% for the fiscal year ended June 30, 2020 compared to 4.14% for the fiscal year ended June 30, 2019

•	Efficiency for the Banking Business was 39.81% for the fiscal year ended June 30, 2020 compared to 40.51% for the fiscal year ended June 30, 2019

•	Return on average assets remained strong at 1.53% for the fiscal year ended June 30, 2020

Balance Sheet Summary
Axos’ total assets increased $2,631.7 million, or 23.5%, to $13,851.9 million, as of June 30, 2020, up from $11,220.2 million at June 30, 2019. The loan and lease portfolio increased $1,249.2 million on a net basis, primarily from portfolio loan and lease originations and purchases of $6,811.2 million, less principal repayments and other adjustments of $5,562.0 million. Total cash increased by $1,093.2 million primarily due to increased deposits. Total liabilities increased by $2,473.9 million, or 24.4%, to $12,621.1 million at June 30, 2020, up from $10,147.2 million at June 30, 2019. The increase in total liabilities resulted primarily from growth in deposits of $2,353.5 million. Stockholders’ equity increased by $157.8 million, or 14.7%, to $1,230.8 million at June 30, 2020 from $1,073.1 million at June 30, 2019. The increase was primarily the result of $183.4 million in net income and $14.5 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $38.9 million of stock repurchases, $1.0 million of unrealized loss in other comprehensive income, net of tax, and $0.3 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.25% at June 30, 2020.
Conference Call
A conference call and webcast will be held on Wednesday, July 29, 2020 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until, August 29, 2020, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13706636.

About Axos Financial, Inc. and subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (“Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC, a clearing broker-dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker-dealer. With approximately $13.9 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc. provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.

SEGMENT REPORTING

The Company determines reportable segments based on the services offered, the significance of the services offered, the significance of those services to the Company’s financial condition and operating results and the CEO’s evaluation of the operating results of those services in deciding how to allocate resources and assess performance. The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.

The following tables present the operating results of the segments and reconciliations:

	For the Three Months Ended June 30, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$114,264	$3,493	$(485)	$117,272
Provision for loan losses	6,500	—	—	6,500
Non-interest income	23,100	5,730	(128)	28,702
Non-interest expense	56,348	10,869	4,327	71,544
Income (Loss) before income taxes	$74,516	$(1,646)	$(4,940)	$67,930

	For the Three Months Ended June 30, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$96,936	$4,614	$(1,113)	$100,437
Provision for loan losses	2,800	—	—	2,800
Non-interest income	16,454	7,001	(231)	23,224
Non-interest expense	49,001	11,152	5,383	65,536
Income (Loss) before income taxes	$61,589	$463	$(6,727)	$55,325

	Twelve Months Ended June 30, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$464,448	$16,630	$(3,467)	$477,611
Provision for loan losses	42,200	—	—	42,200
Non-interest income	80,374	24,817	(2,204)	102,987
Non-interest expense	216,895	43,525	15,346	275,766
Income (Loss) before income taxes	$285,727	$(2,078)	$(21,017)	$262,632

	Twelve Months Ended June 30, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$404,500	$7,564	$(3,459)	$408,605
Provision for loan losses	27,350	—	—	27,350
Non-interest income	70,917	12,071	(231)	82,757
Non-interest expense	192,588	34,430	24,188	251,206
Income (Loss) before income taxes	$255,479	$(14,795)	$(27,878)	$212,806

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of non-recurring acquisition-related costs, excess FDIC expense, and other costs (unusual or non-recurring charges), as adjusted earnings, a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs that we incurred associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. In the fiscal year ended June 30, 2019 the other costs are due to a $15.3 million bad debt expense related to a correspondent customer of our clearing broker-dealer. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the non-recurring acquisition related costs, excessive FDIC expense, and other costs provides investors with an understanding of Axos’ core business.
Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net income	$45,300	$40,634	$183,438	$155,131
Acquisition-related costs	2,627	2,075	10,108	6,714
Excess FDIC expense	—	—	—	1,111
Other costs	—	—	—	15,299
Income taxes	(875)	(551)	(3,048)	(6,267)
Adjusted earnings (Non-GAAP)	$47,052	$42,158	$190,498	$171,988
Adjusted EPS (Non-GAAP)	$0.78	$0.68	$3.10	$2.75

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	June 30,
(Dollars in thousands, except per share amounts)	2020	2019
Total stockholders’ equity	$1,230,846	$1,073,050
Less: preferred stock	5,063	5,063
Common stockholders’ equity	1,225,783	1,067,987
Less: mortgage servicing rights, carried at fair value	10,675	9,784
Less: goodwill and other intangible assets	125,389	134,893
Tangible common stockholders’ equity (Non-GAAP)	$1,089,719	$923,310
Common shares outstanding at end of period	59,612,635	61,128,817
Tangible book value per common share (Non-GAAP)	$18.28	$15.10

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to successfully integrate its recent acquisitions and realize the anticipated benefits of the transactions, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
1-858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2020	June 30, 2019	June 30, 2018
Selected Balance Sheet Data:
Total assets	$13,851,900	$11,220,238	$9,539,504
Loans and leases—net of allowance for loan and lease losses	10,631,349	9,382,124	8,432,289
Loans held for sale, at fair value	51,995	33,260	35,077
Loans held for sale, lower of cost or fair value	44,565	4,800	2,686
Allowance for loan and lease losses	75,807	57,085	49,151
Securities—trading	105	—	—
Securities—available-for-sale	187,627	227,513	180,305
Securities borrowed	222,368	144,706	—
Customer, broker-dealer and clearing receivables	220,266	203,192	—
Total deposits	11,336,694	8,983,173	7,985,350
Advances from the FHLB	242,500	458,500	457,000
Borrowings, subordinated notes and debentures	235,789	168,929	54,552
Securities loaned	255,945	198,356	—
Customer, broker-dealer and clearing payables	347,614	238,604	—
Total stockholders’ equity	1,230,846	1,073,050	960,513

Capital Ratios:
Equity to assets at end of period	8.89%	9.56%	10.07%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.97%	8.75%	9.45%
Common equity tier 1 capital (to risk-weighted assets)	11.22%	11.43%	13.27%
Tier 1 capital (to risk-weighted assets)	11.27%	11.49%	13.34%
Total capital (to risk-weighted assets)	12.64%	12.91%	14.84%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.25%	9.21%	8.88%
Common equity tier 1 capital (to risk-weighted assets)	11.79%	12.14%	12.53%
Tier 1 capital (to risk-weighted assets)	11.79%	12.14%	12.53%
Total capital (to risk-weighted assets)	12.62%	12.89%	13.27%
Axos Clearing, LLC:
Net capital	$34,022	$25,027	N/A
Excess capital	$29,450	$21,199	N/A
Net capital as a percentage of aggregate debit items	14.88%	13.08%	N/A
Net capital in excess of 5% aggregate debit items	$22,593	$15,458	N/A

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal year ending
	June 30,		June 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Selected Income Statement Data:
Interest and dividend income	$144,143	$141,643	$622,839	$564,887
Interest expense	26,871	41,206	145,228	156,282
Net interest income	117,272	100,437	477,611	408,605
Provision for loan losses	6,500	2,800	42,200	27,350
Net interest income after provision for loan losses	110,772	97,637	435,411	381,255
Non-interest income	28,702	23,224	102,987	82,757
Non-interest expense	71,544	65,536	275,766	251,206
Income before income tax expense	67,930	55,325	262,632	212,806
Income tax expense	22,630	14,691	79,194	57,675
Net income	$45,300	$40,634	$183,438	$155,131
Net income attributable to common stock	$45,223	$40,557	$183,129	$154,822

Per Share Data:
Net income:
Basic	$0.76	$0.66	$3.01	$2.50
Diluted	$0.75	$0.66	$2.98	$2.48
Book value per common share	$20.56	$17.47	$20.56	$17.47
Tangible book value per common share (Non-GAAP)	$18.28	$15.10	$18.28	$15.10
Adjusted earnings per common share (Non-GAAP)	$0.78	$0.68	$3.10	$2.75

Weighted average number of shares outstanding:
Basic	59,648,076	61,201,994	60,794,555	61,898,447
Diluted	60,158,545	61,634,848	61,437,635	62,382,065
Common shares outstanding at end of period	59,612,635	61,128,817	59,612,635	61,128,817
Common shares issued at end of period	67,323,053	66,563,922	67,323,053	66,563,922

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,317,826	$1,501,357	$6,811,164	$6,934,259
Loan originations for sale	$315,349	$270,905	$1,601,579	$1,471,906
Loan and lease purchases	$—	$—	$—	$11,009
Return on average assets	1.45%	1.49%	1.53%	1.51%
Return on average common stockholders’ equity	14.71%	15.49%	15.65%	15.40%
Interest rate spread[1]	3.53%	3.39%	3.65%	3.66%
Net interest margin[2]	3.89%	3.81%	4.12%	4.07%
Net interest margin[2] - Banking Business Segment only	3.95%	3.87%	4.19%	4.14%
Efficiency ratio[3]	49.01%	53.00%	47.50%	51.12%
Efficiency ratio[3] - Banking Business Segment only	41.02%	43.21%	39.81%	40.51%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.67%	0.65%	0.23%	0.19%
Net annualized charge-offs to average loans and leases, excluding seasonal tax loan products	0.05%	0.05%	0.08%	0.06%
Non-performing loans and leases to total loans and leases	0.82%	0.51%	0.82%	0.51%
Non-performing assets to total assets	0.68%	0.50%	0.68%	0.50%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.71%	0.60%	0.71%	0.60%
Allowance for loan and lease losses to non-performing loans and leases	86.20%	117.84%	86.20%	117.84%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets
3. Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.